Exhibit 99.1

Bronco Drilling Company, Inc. Announces Fourth Quarter and Fiscal Year 2006 Results

OKLAHOMA CITY, February 22, 2007 (BUSINESS WIRE)—Bronco Drilling Company, Inc., (Nasdaq/NM:BRNC), announced today financial and operational results for the three months and year ended December 31, 2006.

Revenues for the fourth quarter of 2006 were $82.5 million compared to $79.8 million for the third quarter of 2006 and $39.0 million for the fourth quarter of 2005. Average operating rigs for the fourth quarter of 2006 grew to 50 from 47 for the previous quarter. The growth in rigs is due to the continued refurbishment and deployment of rigs from the Company’s inventory. Revenue days for the quarter increased to 4,176 from 4,039 for the previous quarter and from 2,530 for the fourth quarter of 2005. Utilization for the fourth quarter of 2006 was 91% compared to 94% for the previous quarter and 97% for the fourth quarter of 2005. Average daily cash margins for the quarter ended December 31, 2006, were $10,142 compared to $10,207 for the previous quarter and $7,192 for the fourth quarter of 2005. Net income for the fourth quarter of 2006 was $16.4 million (see note below regarding non-recurring charge) compared to $17.4 million for the previous quarter and $6.8 million for the fourth quarter of 2005. The Company generated record EBITDA of $38.5 million for the fourth quarter of 2006 compared to $36.6 million for the previous quarter and $14.7 million for the fourth quarter of 2005.

The Company’s fully diluted earnings per share for the quarter ended December 31, 2006, was $0.66. This number includes a non-recurring charge related to an increase in the effective tax rate the Company uses to compute its deferred tax liability. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the Company expects to recover or settle those temporary differences. In accordance with Statement of Financial Accounting Standards No. 109, the Company reflects in income the effect of a change in tax rates on deferred tax assets and liabilities in the period during which the change occurs. Excluding the non-recurring charge, fully diluted earnings per share would be $0.72.

Revenues for the year ended December 31, 2006 were $285.8 million compared to $77.9 million for the year ended 2005. Average operating rigs for 2006 grew to 45 from 17 for the previous year. Revenue days for the year increased to 15,202 from 5,782 for the previous year. Utilization for the year ended December 31, 2006 was 93% compared to 95% for 2005. Average daily cash margins for 2006 were $9,618 compared to $5,740 for the previous year. Net income for 2006 was $59.8 million compared to $5.1 million for 2005. The Company generated EBITDA of $130.0 million in 2006 compared to $22.2 million for the previous year. The Company’s fully diluted earnings per share for the year ended December 31, 2006, was $2.43 compared to $.31 for 2005.

Conference Call

Bronco Drilling’s management will host a conference call to discuss the third quarter results on Thursday February 22, 2007 at 11:00 a.m. Eastern Time. To participate in the call, dial 866-356-3377 or internationally dial 617-597-5392 using the participant code 42694079. Individuals interested in participating in the call should call at least five minutes prior to the call. The conference call will also be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome. Please go to the website at least fifteen minutes prior to the call to register, download and install any necessary software. For those who cannot listen to the live call, a replay will be available through May 31, 2007 at 888-286-8010 or internationally at 617-801-6888 using the passcode 40496711. Also, an archive of the webcast will be available at the following link http://phx.corporate-ir.net/phoenix.zhtml?c=191804&p=irol-IRHome.

About Bronco Drilling

Bronco Drilling Company, Inc. is a publicly held company headquartered in Oklahoma City, Oklahoma, and is a provider of contract land drilling services to oil and natural gas exploration and production companies. Bronco’s common stock is quoted on The Nasdaq Global Market under the symbol “BRNC.” For more information about Bronco Drilling Company, Inc., visit http://www.broncodrill.com.

Bronco Drilling Company, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except share par value)

	December 31,
	2006	2005
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$10,608	$17,039
Receivables
Trade, net of allowance for doubtful accounts of $400 and $330 in 2006 and 2005, respectively	60,282	35,078
Contract drilling in progress	2,135	1,226
Current deferred income taxes	155	125
Prepaid expenses	338	485

Total current assets	73,518	53,953

PROPERTY AND EQUIPMENT—AT COST
Drilling rigs and related equipment	396,499	252,709
Transportation, office and other equipment	29,928	14,149

	426,427	266,858
Less accumulated depreciation	44,505	15,965

	381,922	250,893

OTHER ASSETS
Goodwill	21,280	20,774
Restricted cash	2,600	2,184
Intangibles, net, and other	3,314	2,716

	27,194	25,674

	$482,634	$330,520

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$19,823	$10,847
Accrued liabilities
Payroll related	7,587	2,737
Deferred revenue and other	4,180	3,062
Income tax payable	3,724	1,372
Note payable	—	7,503
Current maturities of long-term debt	636	8,012

Total current liabilities	35,950	33,533

LONG-TERM DEBT, less current maturities	64,091	36,310

DEFERRED INCOME TAXES	42,608	21,341

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, 100,000 shares authorized; 24,938 shares and 23,165 issued and outstanding at December 31, 2006 and 2005	250	232

Additional paid-in capital	279,355	238,557

Retained earnings	60,380	547

Total stockholders’ equity	339,985	239,336

	$482,634	$330,520

Bronco Drilling Company, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Years Ended December 31,
	2006	2005	2004
REVENUES
Contract drilling revenues, including 4%, 3% and 0% to related parties	$285,828	$77,885	$21,873
EXPENSES
Contract drilling	139,607	44,695	18,670
Depreciation and amortization	30,335	9,143	3,695
General and administrative	15,709	9,395	1,714

	185,651	63,233	24,079

Income (loss) from operations	100,177	14,652	(2,206)

OTHER INCOME (EXPENSE)
Interest expense	(1,736)	(1,415)	(285)
Loss from early extinguishment of debt	(1,000)	(2,062)	—
Interest income	164	432	10
Other	284	53	—

	(2,288)	(2,992)	(275)

Income (loss) before income taxes	97,889	11,660	(2,481)
Income tax expense	38,056	6,529	285

NET INCOME (LOSS)	$59,833	$5,131	$(2,766)

Income per common share-Basic	$2.43	$0.32

Income per common share-Diluted	$2.43	$0.31

Weighted average number of shares outstanding-Basic	24,585	16,259

Weighted average number of shares outstanding-Diluted	24,623	16,306

PRO FORMA INFORMATION (unaudited):

Historical income (loss) before income taxes		$11,660	$(2,481)
Pro forma provision (benefit) for income taxes		4,396	(935)

Pro forma income (loss)		$7,264	$(1,546)

Pro forma income (loss) per common share-Basic and Diluted		$0.45	$(0.12)

Weighted average number of shares outstanding-Basic		16,259	13,360

Weighted average number of shares outstanding-Diluted		16,306	13,360

Bronco Drilling Company Inc.

Quarterly Results

Year Ended December 31, 2006

(Amounts in thousands, except per share amounts)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenues	$56,387	$67,151	$79,814	$82,476
Income from operations	19,252	23,598	28,403	28,924
Income tax expense	6,915	8,747	10,527	11,867
Net income	11,347	14,729	17,405	16,352
Income per share:
Basic	0.48	0.59	0.70	0.66
Diluted	0.48	0.59	0.70	0.66

Non-GAAP Financial Measures

This press release includes a presentation of average daily cash margin and EBITDA which are not financial measures recognized under generally accepted accounting principles, or GAAP. Average daily cash margin is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus income tax expense, other expense, general and administrative expense and depreciation and amortization, and divided by revenue days for the period. EBITDA is a non-GAAP financial measure equal to net income, the most directly comparable GAAP financial measure, plus interest expense, income tax expense and depreciation and amortization. We have presented average daily cash margin and EBITDA because we use these metrics as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider these metrics to be important indicators of the operational strength of our business. A limitation of these metrics, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that average daily cash margin and EBITDA provide useful information to our investors regarding our performance and overall results of operations. Neither average daily cash margin nor EBITDA is intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either net income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, neither of these metrics is intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

The following presents a reconciliation of average daily cash margin and EBITDA to net income, the most directly comparable GAAP financial measure (in thousands, except revenue days and average daily cash margin):

	Three Months Ended December 31,		Three Months Ended September 30, 2006
	2006	2005
	(Unaudited)		(Unaudited)
Reconciliation of average daily
cash margin to net income:
Net income	$16,352	$6,845	$17,405
Income tax expense	11,867	2,842	10,527
Other expense	705	1,591	471
General and administrative	3,968	2,628	4,691
Depreciation and amortization	9,459	4,288	8,134

Drilling margin	42,351	18,194	41,228

Revenue days	4,176	2,530	4,039

Average daily cash margin	$10,142	$7,192	$10,207

	Year Ended December 31,
	2006	2005
Reconciliation of average daily cash margin to net income:
Net income	$59,833	$5,131
Income tax expense	38,056	6,529
Other expense	2,288	2,992
General and administrative	15,709	9,395
Depreciation and amortization	30,335	9,143

Drilling margin	146,221	33,190

Revenue days	15,202	5,782

Average daily cash margin	$9,618	$5,740

	Three Months Ended December 31,		Three Months Ended September 30,
	2006	2005	2006
	(Unaudited)		(Unaudited)
Calculation of EBITDA:
Net income	$16,352	$6,845	$17,405
Interest expense	844	763	526
Income tax expense	11,867	2,842	10,527
Depreciation and amortization	9,459	4,288	8,134

EBITDA	$38,522	$14,738	$36,592

	Year Ended December 31,
	2006	2005
Calculation of EBITDA:
Net income	$59,833	$5,131
Interest expense	1,736	1,415
Income tax expense	38,056	6,529
Depreciation and amortization	30,335	9,143

EBITDA	$129,960	$22,218

Contact:	Bob Jarvis Investor Relations Bronco Drilling Company (405) 242-4444 EXT: 102 bjarvis@broncodrill.com